Exhibit 99.1


                             PRESS RELEASE

For release at 5:00 pm                 Contact:  Donald C. Fleming
November 13, 2003                                Senior Vice President
                                                 Chief Financial Officer
                                                 (718) 697-2813

                                                 Mike Pascale/Rhonda Barnat
                                                 The Abernathy MacGregor Group
                                                 (212) 371-5999


ANNOUNCEMENT:    STATEN ISLAND BANCORP TO EXPLORE
                 STRATEGIC OPTIONS


STATEN ISLAND, NEW YORK, November 13, 2003 - Staten Island Bancorp, Inc. (NYSE: SIB) (the "Company") announced today that it has engaged Keefe, Bruyette & Woods, Inc. ("KBW") to assist the Company in evaluating its strategic options to maximize shareholder value including, but not limited to, a possible merger or other transaction with respect to the Company.

The Company has also asked KBW and Milestone Merchant Partners to evaluate its strategic options with regard to SIB Mortgage
Corp. ("SIBMC").

The Company stressed that there can be no assurance that a transaction involving the Company or SIBMC will result. The Company does not intend to make any further announcements regarding this matter until it has completed its evaluation of strategic options.

Staten Island Bancorp, Inc. is the holding company for SI Bank & Trust. SI Bank & Trust was chartered in 1864 and currently operates 17 full service branches and three limited service branches on Staten Island, New York, and two full service branches in Brooklyn, New York; and 15 full service branches in New Jersey. SI Bank & Trust also operates SIB Mortgage Corp., a wholly owned subsidiary of SI Bank & Trust, which conducts business under the name of Ivy Mortgage and has offices in 42 states. On September 30, 2003, Staten Island Bancorp had $7.6 billion in total assets and $627.1 million of total stockholders' equity.